Exhibit 99.2 - News Release of Lee Enterprises, Incorporated dated January 16, 2009

201 N. Harrison St.

Davenport, IA 52801

www.lee.net

NEWS RELEASE

Lee Enterprises receives extension of covenant waiver

DAVENPORT, Iowa (Jan. 16, 2009) — Lee Enterprises, Incorporated (NYSE: LEE), announced today that a waiver of covenant conditions related to its $306 million Pulitzer Notes debt of its subsidiary St. Louis Post-Dispatch LLC has been extended until Jan. 30, 2009. The waiver had been scheduled to expire today.

The Pulitzer Notes mature in April 2009. Carl Schmidt, Lee vice president, chief financial officer and treasurer, said, “Lee and its lenders continue to work diligently to effect an extension of the Pulitzer Notes, and to make longer term changes to our bank credit agreement to maintain the company’s liquidity.”

Without such a waiver extension by the holders of the Pulitzer Notes, Lee would be in technical default of several provisions under its applicable debt agreements. An event of default would allow the Pulitzer Noteholders, with notice, to exercise certain remedies granted by the various debt agreements, including acceleration of the maturity of Lee’s debt. The waiver contains a provision that will allow it to be withdrawn with 48 hours notice.

Lee Enterprises is a premier provider of local news, information and advertising in primarily midsize markets, with 49 daily newspapers and a joint interest in four others, online sites and more than 300 weekly newspapers and specialty publications in 23 states. Lee’s markets include St. Louis, Mo.; Lincoln, Neb.; Madison, Wis.; Davenport, Iowa; Billings, Mont.; Bloomington, Ill.; and Tucson, Ariz. Lee stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This report contains information that may be deemed forward-looking, that is based largely on the Company’s (as defined below) current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond its control, are the Company’s ability to generate cash flows and maintain liquidity sufficient to service its debt, and comply with or obtain amendments or waivers of the financial covenants contained in its credit facilities, if necessary. Other risks and uncertainties include the impact of continuing adverse economic conditions, potential changes in advertising demand, newsprint and other commodity prices, energy costs, interest rates and the availability of credit due to instability in the credit markets, labor costs, legislative and regulatory rulings and other results of operations or financial conditions, difficulties in maintaining employee and customer relationships, increased capital and other costs, competition and other risks detailed from time to time in the Company’s publicly filed documents. The words “may,” “will,” “would,” “could,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “projects,” “considers” and similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this report. The Company does not undertake to publicly update or revise its forward-looking statements.

Contact:  dan.hayes@lee.net, (563) 383-2100

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